EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-173337, in Amendment No. 2 to Registration Statement No. 333-167189 and Amendment No. 1 to Registration Statement 333-150239 on Form S-3 of Genesis Energy, L.P. and in Registration Statement No. 333-156084 on Form S-8 of Genesis Energy, L.P. of our report dated March 14, 2012, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, appearing in this Current Report on Form 8-K of Genesis Energy, L.P. dated March 20, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas

March 20, 2012